                                                                       EXHIBIT 3

                              [MERRILL LYNCH LOGO]

                               TOTAL RETURN SWAP

                        INDICATIVE TERMS AND CONDITIONS
                          FOR DISCUSSION PURPOSES ONLY

                    Date:     December 28, 2000

General Terms

              Trade Date:     TBD, expected to be December 29th.

                 Party A:     Merrill Lynch, Pierce, Fenner & Smith (MLPFS)

                 Party B:     WESTGATE ENTERPRISES III, LLC

 Transaction Description:     Party B enters into a long total return swap on
                              the Equity Basket (see Appendix A), whereby Party
                              B receives the total positive return, if any, and pays the total negative return, if any, plus the Floating Amount Payment, Transaction Fees and
                              Early Termination Fee (if applicable).

                 Basket:      As specified in Annex A.

          Documentation:      ISDA Master Agreement with Credit Support Annex
                              and Transaction Confirmation

Original Notional Amount:     USD $56,800,000 (to be determined on trade date).
                              The sum of the values for the Shares of each Issuer as the product of 1) Relevant Price and 2)
                              Number of Shares comprised in the Basket. The
                              Additional Transaction Fees will apply to guaranteed VWAP execution. Party B may not assign, transfer or deliver stock to ML to effect or subsequently amend the transaction.

          Relevant Price:     Relevant Price for Original Notional Amount shall
                              be the amount determined by Party A to be the market price, subject to prior price range approval of Party B.

                Maturity:     TDB (expected to be Trade Date plus 15 months)

                Transfer:     Notwithstanding the provisions of Section 7 of the
                              Master Agreement, Party B may, with Party A's prior written consent, assign and delegate its rights and obligations under this Transaction to an Institutional dealer in the US Equity
                              Derivatives market acceptable to Merrill Lynch in its sole discretion (such consent not to be unreasonably withheld).

         Acknowledgments:     Party B acknowledges and understands that the
                              Transaction is cash settled and does not provide
                              Party B with any right to acquire shares in the Equity Basket from Party A.

  Market Impact of Hedge:     Party B acknowledges and understands that the
                              proprietary trading and other activities and transactions of Party A and its affiliates, including purchases and sales of the shares in the Equity basket in connection with this Transaction may adversely affect the Initial price, Final price and/or the closing price of the shares in the Equity Basket.

Equity Amounts Payable

     Equity Amount Payer:     Party A

     Equity Payment Date:     Monthly valuation date -- reset date plus 3
                              business days

         Valuation Dates:     Close of business on the last day of each month
                              per Bloomberg

   Equity Notional Reset:     Applicable


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                                             DRAFT--FOR DISCUSSION PURPOSES ONLY

         Type of Return:  Total Return, which includes dividends and extraordinary dividends (subject to dilution and concentration adjustments)

          Initial Price:  TBD, based upon Relevant Price

            Final Price:  Average of the closing price of the last 5 days of trading as reported by Bloomberg, up to and including the maturity date

Floating Amounts Payable

  Floating Amount Payer:  Party B

         Floating Amount
           Payment Date:  Equity Payment Dates

   Floating Rate Option:  USD Libor BUA

     Designated Maturity  1 month
            Compounding:  Not Applicable

                 Spread:  Plus 62.5 basis points

Relevant Fees

        Transaction Fee:  Transaction Fee will be composed of the following (all fees are indicated on a per share basis):
                          NASDAQ traded stock in which MLPF&S makes a market:
                          USD 0.00 per share
                          NASDAQ traded stock in which MLPF&S does not make a market: USD 0.03 per share
                          NSYE and AMEX traded stock: USD 0.03 per share
                          Other: As negotiated
                          Transaction Fee will apply to initial transaction, any partial or full terminations and any basket modifications. Transaction Fees are payable as incurred and will be debited 3 days following relevant transaction date.

  Early Termination Fee:  Party B will pay a Early Termination Fee for any net partial terminations or full termination that reduces the New Aggregate Notional Amount below the Original Notional Amount prior to Trade Date plus 180 days. The Early Termination Fee will equal:

                          [(Original Notional Amount - New Aggregate Notional Amount) x (180 - {Early Termination Date - Trade Date})/360] x Spread

Credit Provisions

      Initial Collateral
     Equity Requirement:  35% of Credit Basket Notional Amount + 100% of No
                          Credit Basket Notional Amount.

      Minimum Collateral
                 Amount:  Initial Collateral Equity Requirement

       Threshold Amount:  USD 500,000

          Credit Re-set:  Initial Collateral Equity Requirement will reset monthly, based upon the new Credit Basket and No Credit Basket. Where the Credit Basket equals stocks >$5 per share and 2.5 million shares of KM (it being understood that additional shares of KM may not be added to the Credit Basket without the consent of Party A). This will constitute the new Initial Collateral Equity Requirement.

     Movement of Shares:  Upon monthly re-set, shares in the No Credit Basket with closing price levels per Bloomberg above $10 per share will be deemed to be part of the Credit Basket.

  Additions/Deletions to
          Credit Basket:  In accordance with the terms set out in this term sheet, Party B may designate stocks to be added to or subtracted from the Credit and No Credit Basket with respect to which the notional amount is


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                                            DRAFT--FOR DISCUSSION PURPOSES ONLY

determined. Net additions will not exceed $10 million over the term of the contract without the prior written consent of Party A. Concentration limits may apply to any such additions.

Maintenance Collateral

              Equity Amount:  If,
                                [(LMV of Credit Basket x.65) +
                                (Credit Basket Notional Amount x .35)]> =
                                Credit Basket Notional Amount - 500,000

                              Then
                                USD 0.00

                              Else
                                USD [Credit Basket Notional Amount -
                                {(LMV of Credit Basket x .65) +
                                (Credit Basket Notional Amount x .35)}]

            Delivery Amount:  Maintenance Collateral Equity Amount

        Eligible Collateral:  Cash or Treasuries

                      Other: The underlying composition of the aggregate Credit and the No Credit Baskets shall not, as a result of additions or deletions thereto by Party II, (i) be changed more than 3 times per calendar quarter or (ii) other than due to additions or deletions of stocks comprising greater than 10% of the Initial Notional Value, turnover more than 20% per month.

                   Turnover:  Turnover is defined as additions and deletions
                              from the initial aggregate Credit and No Credit Baskets excluding any Terminations of this transaction on account of a merger event.

               Non-Reliance:  Each party represents to the other party that it is acting for its own account, and has made its own independent decisions to enter into this Transaction and as to whether this transaction is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as tax, legal or investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

Upon execution of this Transaction (which shall occur only via telephonic agreement between the parties), this term sheet shall serve as the agreement between Party A and Party B until a formal confirmation can be executed, which the Parties agree to complete promptly after the execution hereof. Party B represents and warrants that it is legally and financially able to enter into the above transaction and that the signatory to this document is authorized to transact on Party B's behalf.

For WESTGATE ENTERPRISES III, LLC Date         Print Name           Title


By: /s/ Kenneth J. Abdalla                   Kenneth J. Abdalla
--------------------------                   -------------------   ----------

For Merrill Lynch               Date           Print Name            Title


By: /s/ Cheryl A. Dennerlein  12/29/2000     Cheryl A. Dennerlein
----------------------------                 --------------------   ---------

                                           DRAFT--FOR DISCUSSION PURPOSES ONLY


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Appendix A

EQUITY BASKET

Credit Basket


TICKER(R)      CURRENT PRICE     SHARES        DOLLARS
---------      -------------     ------        -------
ACTU              21.69           93,000     $ 2,016,938
AMZN              17.38           30,000     $   521,250
BOBJ            $ 59.69            9,000     $   537,188
BVSN            $ 12.94          191,000     $ 2,471,063
  CA            $ 20.38          137,500     $ 2,801,563
CMRC            $ 27.94           45,000     $ 1,257,188
CPWR            $  6.59           80,000     $   527,500
CTXS            $ 24.19           30,000     $   725,625
INFA             45.125           30,000     $ 1,353,750
INSP            $  8.53           72,000     $   614,250
  KM            $  5.06        2,500,000     $12,656,250
LGTO            $  7.50          702,400     $ 5,268,000
MSFT            $ 44.56           74,500     $ 3,319,906
 MVC            $ 11.75           50,000     $   587,500
RMDY            $ 17.31          300,000     $ 5,193,750
SBYN            $  8.84          110,000     $   972,813
SYMC              35.25           17,000     $   599,250
VIGN            $ 19.44          313,700     $ 6,097,544
VRTS            $ 95.44            6,000     $   572,625
WEBM            $ 93.44           12,000     $ 1,121,250
YHOO            $ 31.00           27,000     $   837,000
          ----------------------------------------------
                Credit Basket Total          $50,052,200
          ----------------------------------------------



NO CREDIT BASKET

TICKER(R)      CURRENT PRICE     SHARES        DOLLARS
---------      -------------     ------        -------

ACRU               $3.00          130,000    $   390,000
ALLR               $5.22          100,000    $   521,875
AOLA               $2.91          245,000    $   712,031
ARIS               $1.06          400,000    $   425,000
BRIO               $4.56          600,500    $ 2,739,781
EXAP               $1.19          550,000    $   653,125
INTW               $0.56           90,000    $    50,625
NEON               $5.50          100,000    $   550,000
PCLN               $1.31          100,000    $   131,250
SBAS               $2.19          250,000    $   546,875
SFTW               $0.09          200,000    $    18,750
            --------------------------------------------
             No Credit Basket Total          $ 6,739,313
            --------------------------------------------
             EQUITY BASKET TOTAL             $56,791,513


                                            DRAFT--FOR DISCUSSION PURPOSES ONLY